Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 28, 2017, relating to the consolidated financial statements of Dominion Energy, Inc. (formerly known as Dominion Resources, Inc.) and subsidiaries, and the effectiveness of Dominion Energy, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Dominion Energy, Inc. and subsidiaries for the year ended December 31, 2016, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Richmond, Virginia

June 30, 2017